Exhibit 99.1

CONTACTS:
Shelly Doran

317.685.7330

Investors

Les Morris

317.263.7711

Media

FOR IMMEDIATE RELEASE

SIMON PROPERTY GROUP SELLS $1.5 BILLION OF SENIOR NOTES

Indianapolis, Indiana — May 13, 2008…..Simon Property Group, Inc. (NYSE:SPG) announced today that it has agreed to sell $1.5 billion of senior notes of its majority-owned partnership subsidiary, Simon Property Group, L.P., in an underwritten public offering through Banc of America Securities LLC, Citi Markets & Banking, Deutsche Bank Securities and Goldman, Sachs & Co., as joint book-running managers, and Daiwa Securities America Inc., ING Wholesale, Piper Jaffray and Scotia Capital as co-managers.  The offering consists of $700 million of 5.300% notes due 2013 and $800 million of 6.125% notes due 2018. Each tranche of notes was priced to yield 235 basis points above its respective Treasury benchmark.  The offering is expected to close on May 19, 2008.

Simon will use the net proceeds from this offering to reduce the outstanding balance on its corporate credit facility and for general corporate purposes.

Copies of the prospectus supplement may be obtained from Banc of America Securities LLC, Prospectus Department, 100 West 33rd Street, 3rd Floor, New York, New York 10001; Citi Markets & Banking, Brooklyn Army Terminal, Attn: Prospectus Delivery Department, 140 58th Street, Brooklyn, NY 11220; Deutsche Bank Securities, Prospectus Department, 100 Plaza One, Jersey City, New Jersey 07311; and Goldman, Sachs & Co., 85 Broad Street, New York, NY 10004, Attention: Prospectus Department.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

About Simon

Simon Property Group, Inc. is an S&P 500 company and the largest public U.S. real estate company.  Simon is the general partner of Simon Property Group, L.P. and operates from five retail real estate platforms:  regional malls, Premium Outlet Centers®, The Mills®, community/lifestyle centers and international properties.  It currently owns or has an interest in 382 properties comprising 260 million square feet of gross leasable area in North America, Europe and Asia.  Simon Property Group, Inc. is publicly traded on the NYSE under the symbol SPG.  For further information, visit the Company’s website at www.simon.com.